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                                                                      Exhibit 23
                                                                  2002 Form 10-K

                              CONSENT OF KPMG LLP

Shareholders and the Board of Directors
The Oilgear Company:

       We consent to incorporation by reference in the registration statements (No. 33-67672 and No. 33-59033) on Form S-8 of The Oilgear Company of our reports dated March 4, 2003, except for footnote 5, which is as of March 31, 2003, relating to the consolidated balance sheets of The Oilgear Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and shareholders' equity, comprehensive income (loss) and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which reports appear in the December 31, 2002 annual report on Form 10-K of The Oilgear Company.

/s/  KPMG LLP

Milwaukee, Wisconsin
March 31, 2003